EXHIBIT 3.3

CERTIFICATE OF AMENDMENT
TO THE CERTIFICATE OF INCORPORATION
OF
HOSTING SITE NETWORK, INC.

Under Section 242
of the
Delaware General Corporation Law

Hosting Site Network, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify as follows:

First: That the name of the corporation (the “Corporation”) is Hosting Site Network, Inc.

Second: That article FIRST of the Certificate of Incorporation is hereby amended to read as follows:

“FIRST: The name of the corporation is Single Touch Systems Inc.”

Third: That article FOURTH of the Certificate of Incorporation is hereby amended to read, in its entirety, as follows:

“FOURTH: The total number of shares of stock which the corporation shall have authority to issue is 205,000,000 of which 200,000,000 shares are designated as common stock, par value $.001 per share, and 5,000,000 shares of blank check preferred stock, par value $.0001 per share, none of which has been designated.

The preferred stock may be issued from time to time in one or more series or classes. The Board of Directors is hereby expressly authorized to provide by resolution or resolutions duly adopted prior to issuance, for the creation of each such series and class of preferred stock and to fix the designation and the powers, preferences, rights, qualifications, limitations, and restrictions relating to the shares of each such series. The authority of the Board of Directors with respect to each series of preferred stock shall include, but not be limited to, determining the following:

(a) the designation of such series, the number of shares to constitute such series and the stated value thereof if different from the par value thereof;

(b) whether the shares of such series shall have voting rights, in addition to any voting rights provided by law, and, if so, the term of such voting rights, which may be general or limited;

(c) the dividends, if any, payable on such series, whether any such dividends shall be cumulative, and, if so, from what dates, the conditions and dates upon which such dividends shall be payable, and the preference or relation which such dividends shall bear to the dividends payable on any shares of stock of any other class or any other series of Preferred Stock;

(d) whether the shares of such series shall be subject to redemption by the Corporation, and, if so, the times, prices and other conditions of such redemption;

(e) the amount or amounts payable upon shares of such series upon, and the rights of the holders of such series in, the voluntary or involuntary liquidation, dissolution or winding up, or upon any distribution of the assets, of the Corporation;

(f) whether the shares of such series shall be subject to the operation of a retirement or sinking fund and, if so, the extent to and manner in which any such retirement or sinking fund shall be applied to the purchase or redemption of the shares of such series for retirement or other Corporation purposes and the terms and provisions relating to the operation thereof;

(g) whether the shares of such series shall be convertible into, or exchangeable for, shares of stock of any other class or any other series of Preferred Stock or any other securities and, if so, the price or prices or the rate or rates of conversion or exchange and the method, if any, of adjusting the same, and any other terms and conditions of conversion or exchange;

(h) the conditions or restrictions, if any, upon the creation of indebtedness of the Corporation or upon the issue of any additional stock, including additional shares of such series or of any other series of Preferred Stock or of any other class; and

(i) any other powers, preferences and relative, participating, options and other special rights, and any qualifications, limitations and restrictions, thereof.

The powers, preferences and relative, participating optional and other special rights of each series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding. All shares of any one series of Preferred Stock shall be identical in all respects with all other shares of such series, except that shares of any one series issued at different times may differ as to the dates from which dividends thereof shall be cumulative.

Each issued and outstanding share of common stock, par value $.001 per share (“Old Common Stock”), outstanding as of the close of business on May 14, 2008 (the “Effective Date”) shall automatically, without any action on the part of the holder of the Old Common Stock, be converted into .4347826 of a share of Common Stock, par value $.001 per share (“New Common Stock”). Immediately following the reverse split, the aggregate number of shares of New Common Stock held by each holder of New Common Stock shall be calculated. Thereafter, all such holders otherwise entitled to receive a fractional share of New Common Stock will receive a full share of New Common Stock in lieu of such fractional share as each fractional share will be rounded up and become a whole share. Each holder of a certificate or certificates which immediately prior to the Effective Date represented outstanding shares of Old Common Stock (the “Old Certificates”) shall, from and after the Effective Date, be entitled to receive a certificate or certificates (the “New Certificates”) representing the shares of New Common Stock into which the shares of Old Common Stock formerly represented by such Old Certificates are converted under the terms hereof. Prior to the Effective Date, there are 8,273,500 shares of Old Common Stock issued and outstanding shares. Following the effectuation of the reverse stock split on the Effective Date, there will be approximately 3,597,174 issued and outstanding shares of New Common Stock. The 8,273,500 shares of Old Common Stock are hereby changed into approximately 3,597,174 shares of New Common Stock at the rate of one share of New Common Stock for every 2.3 shares of Old Common Stock.”

Fourth: That thereafter, pursuant to resolutions of the board of directors, the amendments were authorized by resolutions adopted by the affirmative vote of the stockholders holding not less than the necessary number of shares required by written consent to so authorize, all in accordance with Section 228 of the General Corporation Law of the State of Delaware.

Fifth: That said amendments to the Certificate of Incorporation were duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware.

Sixth: That the capital of the corporation shall not be reduced under or by reason of said amendments.

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of the 12th day of May, 2008.

HOSTING SITE NETWORK, INC.

By:	/s/ Scott Vicari
Scott Vicari, President